Exhibit 99.1

TO BUSINESS AND REAL ESTATE EDITORS:

  Standard Pacific Corp. Reports Record 2003 Fourth Quarter New Home Orders,
   Up 35% Year-Over-Year, and Expects to Exceed Upper End of Fourth Quarter
                              Earnings' Guidance

    IRVINE, Calif., Jan. 7 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) announced today preliminary new home orders for the three-month period and fiscal year ended December 31, 2003, the highest for any fourth quarter and year in the Company's history. The Company ended the year with strong December orders, up 62% year-over-year. In addition, the Company expects to exceed the upper end of its fourth quarter earnings' guidance of $1.95 to $2.05 per share. The Company's fourth quarter earnings will reflect the Company's decision to begin to expense the cost of stock option grants on a prospective basis effective with options granted during fiscal year 2003. The Company also expects to exceed the 2,575 new home deliveries, including 200 joint venture deliveries, reflected in its 2003 fourth quarter earnings' guidance and the 8,100 new home deliveries, including 600 joint venture deliveries, reflected in its 2003 full year earnings' guidance.



                                 Preliminary            Average Number of
                               New Home Orders    Active Selling Communities
                             October - December        October - December

                               2003       2002            2003       2002

     Southern California        571        546             24         31
     Northern California        313         91             24         15
       Total California         884        637             48         46

     Florida                    739        404             43         24
     Arizona                    266        286             16         20
     Carolinas                   93        106              9          9
     Texas                       93        115             18         25
     Colorado                    92         62             13         12

     Total Company            2,167      1,610            147        136



    New home orders for the Company's 2003 fourth quarter continue to be strong in the Company's three largest markets -- California, Florida and Arizona. In Southern California orders were up 5% year-over-year despite a 23% decline in the number of active selling communities due to rapid project sellouts. In Northern California new home orders were up 244% on a 60% increase in active selling communities and reflect improving housing market conditions in the Bay area as well as the success of many of the Company's newer projects in well-located, more affordable sub markets.
    In Florida, orders were up 83% on a 79% higher community count and reflect healthy market conditions in all of the Company's operating divisions. The total for the 2003 fourth quarter also includes 40 orders from Coppenbarger Homes in Jacksonville, which was acquired on October 29, 2003.
    While our orders were off 7% in Arizona for the fourth quarter, our community count was down 20% year-over-year, resulting in a 16% increase on a same store basis. Orders for the full year in Arizona were up 18% on a flat community count, reflecting strong housing market conditions in Phoenix.
    The Company's cancellation rate for the 2003 fourth quarter was 19% compared to 22% for the year earlier period.
    The Company's orders for the 2003 fourth quarter include 111 homes from 7 joint venture communities, compared to 136 homes from 10 joint venture communities in the 2002 fourth quarter.



                                Preliminary            Average Number of
                              New Home Orders     Active Selling Communities
                           Year Ended December 31    Year Ended December 31

                             2003       2002           2003       2002

    Southern California     2,312      2,478            25         30
    Northern California     1,132        763            20         15
    Total California        3,444      3,241            45         45

    Florida                 2,676      1,115            33         13
    Arizona                 1,740      1,473            20         20
    Carolinas                 522        177             9          4
    Texas                     459        519            19         25
    Colorado                  350        287            12         11

    Total Company           9,191      6,812           138        118



    The Company's cancellation rate for the 2003 fiscal year was 18% compared to 20% for the 2002 fiscal year.
    The Company's orders for the 2003 fiscal year include 579 homes from 9 joint venture communities, compared to 583 homes from 9 joint venture communities the year earlier.

    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 61,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com .

    This news release contains forward-looking statements. These statements include but are not limited to statements regarding orders and expected earnings and new home deliveries. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied.
Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SOURCE  Standard Pacific Corp.
    -0-                             01/07/2004
    /CONTACT: Andrew H. Parnes, Senior Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site:  http://www.standardpacifichomes.com /
    (SPF)

CO:  Standard Pacific Corp.; Coppenbarger Homes
ST:  California, Arizona, Florida
IN:  CST RLT FIN
SU:  SLS